EXHIBIT 10.2

April 16, 2024

PERSONAL AND CONFIDENTIAL

Stacy Lindborg

Re:Separation Agreement

Dear Stacy:

This letter confirms your separation from employment with Brainstorm Cell Therapeutics (the “Company”) effective as of May 9, 2024 (the “Separation Date”). This letter also proposes an agreement between you and the Company (the “Agreement”).

First, a few formalities.  Regardless of whether you sign the Agreement below:

●	The Company shall pay you salary and unpaid and properly documented expenses accrued to you through the Separation Date.
●	You are subject to continuing obligations under your offer letter with the Company, dated as of May 26, 2020, and all its amendments, along with any other confidentiality, restrictive covenant, and other ongoing obligations you have to any of the Releasees (as defined below), collectively referred to as the “Ongoing Obligations”.

The remainder of this Agreement proposes an agreement between you and the Company.  You and the Company agree as follows:

A.	Equity Compensation Adjustments
●	Unless specified differently in this Agreement, your outstanding equity awards will cease vesting as of the Separation Date and any unvested equity awards as of the Separation Date shall become null and void as of the Separation Date. Any outstanding equity awards that are vested as of the Separation Date will continue to be governed by the relevant equity award agreements and the Company’s applicable equity plan (collectively, the “Equity Documents”).
●	Pursuant to the Restricted Stock Agreement (the “RSA”) dated March 11, 2024, under the Company’s 2014 Stock Incentive Plan, as amended from time to time, you were awarded 241,935 shares of restricted stock (the “2024 Restricted Shares”). Notwithstanding anything to the contrary, these 2024 Restricted Shares shall continue to vest according to its original vesting schedule – i.e., 50% on March 11, 2025, and the remaining 50% on March 11, 2026 - despite the termination of your employment, but subject to your continued service relationship with the Company on each applicable vesting date (which shall include, without limitation, your service as a director of the Board of Directors of the Company (the “Board”) and execution of this Agreement. All other terms and conditions for the 2024 Restricted Shares as set forth in the RSA shall remain unchanged; provided, however, that in the event of a Change of Control of the Company (as defined below), any then outstanding and unvested 2024 Restricted Shares shall immediately vest as of immediately prior to such Change of Control, subject to your continued service relationship with the Company until such time.

“Change of Control” means the first to occur of any of the following:  (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (c) any sale of all or substantially all of the assets of the Company.  Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Agreement.

●	The below table sets forth the vested and unvested/forfeited equity awards as of the Separation Date:

Restricted Stock:

Grant Date	Number of Shares Granted	Vested Shares as of the Separation Date	Unvested/ Forfeited Shares as of the Separation Date	Unvested Shares as of the Separation Date*
June 1, 2020	25,000	25,000	-	-
June 1, 2020	35,000	8,750	26,250	-
April 20, 2023	75,000	75,000	-	-
August 2, 2023	35,000	-	35,000	-
March 11, 2024	-	-	-	241,935

*Vesting shall continue during your service relationship with the Company, as described above.

Options:

Grant Date	Number of Shares Granted	Vested Shares as of the Separation Date
June 1, 2020	100,000	100,000

**Vested option shares shall generally be exercisable for a period of three months following the termination of your service relationship with the Company, in accordance with the term of the applicable option agreement, and thereafter forfeited and terminated.

B.	Separation Bonus:
2.1.

Subject to your execution of this Agreement and subject to the occurrence of the Effective Date, the Company agrees to pay you a lump sum total equal to Three Hundred Thousand U.S. Dollars (USD 300,000) (the “Separation Bonus”).  The Separation Bonus shall be paid in full by March 15, 2025.

Release of Claims

In consideration for, among other terms, your eligibility for the Separation Bonus, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”), voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former employees, officers, directors, shareholders, interest holders, managers, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

●relating to your employment by and termination of employment with the Company;
●of wrongful discharge or violation of public policy;
●of breach of contract;
●of defamation or other torts;

●of retaliation or discrimination under federal, state, or local law (including, without limitation, claims under the Age Discrimination in Employment Act, and the Arizona Civil Rights Act, A.R.S. §§ 41-1461 et seq.);
●under any other federal or state statute (including, but not limited to, the Arizona Employment Protection Act, A.R.S. § 23-1501, and the Arizona Wage Act, A.R.S. §§ 23-350 et seq.);
●under the New York State Human Rights Law, the New York Labor Law, the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law;
●under MGL c. 151B;
●under the New Jersey Conscientious Employee Protection Act and the West Virginia Human Rights Act (provision 3.2.b).
●under Israeli law;
●under Massachusetts General Laws Chapter 151B, which prohibits discrimination, harassment, and retaliation, and Chapter 149, which includes laws relating to wages, hours, and working conditions;
●for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, New York law, the Arizona Wage Payment Law, A.R.S. §§ 23-350 to 23-392, or otherwise.
●relating to any offer letter, employment agreement, or severance agreement you have with the Company; and
●for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, and attorney’s fees.

provided, however, that this release shall not affect your rights under this Agreement.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.  You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

1.Nondisparagement

Subject to the “Protected Activities” Section below, you agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors,

shareholders, employees or agents.  These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

2.Resignations from Other Positions; Transition of Information and Access

In connection with the ending of your employment with the Company, you hereby (i) resign from any executive positions you occupy at the Company, or any of its affiliates, effective as of the Separation Date; (ii) agree to execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate.

3.Board of Directors Appointment

Effective as of the Separation Date, you shall be appointed to the Board as a regular member.  This appointment underscores the Company’s continued valuation of your expertise and contributions.  Compensation for board membership will align with the Company’s established policy for directors.  Should it be required, detailed terms and conditions pertaining to your role on the Board will be duly outlined in a subsequent agreement, adhering to the Company’s governance standards and regulatory requirements.  Your service on the Board shall be subject to the pleasure of the Board.  Your service on the Board is not guaranteed for any length of time.

4.Confidentiality of Agreement-Related Information; Other Obligations

Subject to the “Protected Activities” Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential.  “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement.  Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.  You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect.  Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.  You agree to promptly return all Company property to the Company; not to disclose or use any Company confidential information at any time; to cooperate with the Company with respect to any litigation or disputes; not to represent yourself as currently employed or engaged by the Company after the Separation Date; and to notify future employers of your Ongoing Obligations.  You agree that your Ongoing Obligations are incorporated by reference herein and remain in full effect, including without limitation your noncompetition and no competing employment obligations.  You agree that your eligibility for the compensation described herein is mutually agreed upon, fair and reasonable consideration, independent of your employment with the Company, for the Ongoing Obligations.

5.Protected Activities

Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the

National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege).  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

6.Defend Trade Secrets Act Notice.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.Other Provisions

(a)Termination and Return of Payments; Certain Remedies.  If you breach any of your obligations under this Agreement or your other obligations to the Company, including without limitation your Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach (including without limitation injunctive relief), the Company shall have the right to terminate and/or enforce the return of its payments to you or for your benefit under this Agreement.  The termination and/or return of such payments in the event of your breach will not affect your continuing obligations under, or your release of Claims under, this Agreement.  Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Agreement or in any other legal action between you and the Company, then you shall be liable to the Company for the reasonable attorneys’ fees and costs incurred by the Company in connection with any such action.

(b)Enforceability; Taxes.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  The Company may assign this Agreement to any other person or entity.  You may not assign this

Agreement.  All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

(c)Waiver; Absence of Reliance.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)Jurisdiction; Governing Law; Interpretation.  You and the Company hereby agree that the state and federal courts of New York (the “State”) shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.  This Agreement shall be interpreted and enforced under the laws of the State, without regard to conflict of law principles.

(e)Entire Agreement.  This Agreement, the Equity Documents, and the Ongoing Obligations (which are incorporated herein by reference) constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.

(f)Time for Consideration; Effective Date.  You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement.  You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act.  You are advised to consult with an attorney before signing this Agreement.  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) business days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period.  This Agreement shall not become effective or enforceable during the Revocation Period.  It will become effective on the day after the Revocation Period ends (the “Effective Date”).

(g)Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

The Company

By:	/s/ Uri Yablonka
	Uri Yablonka	Date
EVP and Chief Business Officer

This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Stacy Lindborg	April 17, 2024
Stacy Lindborg	Date